                                  EXHIBIT 99.5

                          INDEPENDENT AUDITORS' REPORT


Board of Directors Southwestern Financial Corporation:

We have audited the accompanying consolidated balance sheet of Southwestern Financial Corporation and subsidiaries as of December 31, 1996 and the related consolidated statement of income, shareholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southwestern Financial Corporation and subsidiaries as of December 31, 1996 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ KPMG PEAT MARWICK LLP
Dallas, Texas
March 14, 1997
(except as to Note 19 which is as of November 14, 1997)

               SOUTHWESTERN FINANCIAL CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        as of December 31, 1996 and 1995
                    (In thousands, except share information)

                                  (As restated)

                                         ASSETS                                                    1996              1995
                                                                                                -----------       -----------
                                                                                                                  (UNAUDITED)
Investments:
  Fixed maturities available for sale at fair value (cost $1,270,507 and $1,165,724) .....      $ 1,255,270       $ 1,169,478
  Equity securities available for sale at fair value (cost $959 and $2,173) ..............            1,129             2,149
  Mortgage loans on real estate, net .....................................................           59,993            99,969
  Policy loans ...........................................................................          128,551           137,466
  Cash and short-term investments ........................................................          161,895           196,370
  Collateral loans .......................................................................           21,308            41,308
  Investment in limited partnership ......................................................             --              39,600
  Real estate ............................................................................            7,649            17,955
  Other investments ......................................................................            5,553             6,879
                                                                                                -----------       -----------
    Total investments ....................................................................        1,641,348         1,711,174

Due from reinsurers ......................................................................          259,288           152,866
Accrued investment income ................................................................           20,802            21,379
Accounts and notes receivable (net of allowance of $561 and $660) ........................           13,773             2,509
Present value of insurance in force ......................................................           71,333           115,831
Deferred policy acquisition costs ........................................................           15,095              --
Deferred income taxes ....................................................................           47,954            55,277
Property and equipment, net ..............................................................            1,907             2,338
Other assets .............................................................................           16,642            26,195
Costs in excess of net assets acquired ...................................................          119,760           123,890
                                                                                                -----------       -----------
    Total assets .........................................................................      $ 2,207,902       $ 2,211,459
                                                                                                ===========       ===========

                                       LIABILITIES
Policy liabilities and accruals:
  Future policy benefits on traditional products .........................................      $   584,179       $   632,259
  Universal life and investment contract liabilities .....................................        1,088,335         1,106,447
  Policy and contract claims .............................................................           55,011            62,140
  Other policyholder funds ...............................................................           17,635            20,446
                                                                                                -----------       -----------
    Total policy liabilities and accruals ................................................        1,745,160         1,821,292
Federal income taxes payable .............................................................            9,118             3,900
Notes payable ............................................................................          159,750           160,000
Accrued expenses and other liabilities ...................................................          118,119            70,900
                                                                                                -----------       -----------
    Total liabilities ....................................................................        2,032,147         2,056,092
                                                                                                -----------       -----------

Mandatorily redeemable preferred stock:
  Series A 10%, $.01 par value, $100 redemption value; 500,000 shares authorized, 232,890
    and 210,990 issued and outstanding at December 31, 1996 and 1995, respectively .......           23,289            21,099
  5.5% preferred stock $.01 par value, $10,000 and $100 redemption value; 2,000 and
    200,000 shares authorized, 1,059 and 100,260 shares issued and outstanding at
    December 31, 1996 and 1995, respectively .............................................           10,590            10,026

                                  SHAREHOLDERS' EQUITY

Common Stock, Class A, $.01 par value; 18,000,000 shares authorized;
  3,500,000 shares issued and outstanding ................................................               35                35
Common Stock, Class B, non-voting $.01 par value; 10,000,000 shares authorized;
  8,400,000 shares issued and outstanding ................................................               84                84
Additional paid in capital ...............................................................          120,626           120,626
Unrealized gains (losses) on securities available for sale,
  net of tax (benefit) of ($4,224) and $1,300 ............................................           (8,081)            2,413
Retained earnings ........................................................................           29,212             1,084
                                                                                                -----------       -----------
    Total shareholders' equity ...........................................................          141,876           124,242
                                                                                                -----------       -----------
    Total liabilities and shareholders' equity ...........................................      $ 2,207,902       $ 2,211,459
                                                                                                ===========       ===========


          See accompanying Notes to Consolidated Financial Statements.

               SOUTHWESTERN FINANCIAL CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                      for the Year Ended December 31, 1996
                                 (In thousands)

                                  (As restated)

Revenues:
  Premiums.......................................................................................      $ 152,803
  Interest sensitive policy product charges......................................................         44,109
  Net investment income..........................................................................        128,692
  Net gains from sale of investments.............................................................            516
  Other income, including $15,811 in earnings of limited partnership.............................         27,439
                                                                                                       ---------
    Total revenues...............................................................................        353,559
                                                                                                       ---------

Benefits and expenses:
  Policyholders benefits.........................................................................        197,844
  Amortization of present value of insurance

    in force and deferred policy acquisition costs...............................................         23,392
  Amortization of costs in excess of net assets acquired.........................................          4,130
  Underwriting and other administrative expenses.................................................         65,110
  Interest and amortization of deferred debt issuance costs......................................         14,052
                                                                                                       ---------
    Total benefits and expenses..................................................................        304,528
                                                                                                       ---------

Income before income taxes.......................................................................         49,031
Income taxes.....................................................................................         18,149
                                                                                                       ---------
    Net income...................................................................................         30,882
Preferred stock dividend requirements............................................................         (2,754)
                                                                                                       ---------
    Net income available to common shareholders..................................................      $  28,128
                                                                                                       =========


          See accompanying Notes to Consolidated Financial Statements.

               SOUTHWESTERN FINANCIAL CORPORATION AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                      for the year ended December 31, 1996
                                 (In thousands)

                                  (As restated)

                                                                               UNREALIZED GAIN
                                                                                  (LOSS) ON
                                      COMMON     COMMONSTOCK  ADDITIONAL PAID     SECURITIES
                                       STOCK     CLASS B      IN CAPITAL          AVAILABLE          RETAINED
                                      CLASS A                                   FOR SALE, NET        EARNINGS          TOTAL
                                    ------------ ------------ --------------- ------------------- --------------- ----------------
Balance at December 31, 1995           $ 35         $ 84         $ 120,626       $   2,413            $ 1,084        $ 124,242
Net income.................              --           --                --              --             30,882           30,882
Preferred dividends........              --           --                --              --             (2,754)          (2,754)
Unrealized loss on securities
  available for sale, net..              --           --                --         (10,494)                --          (10,494)
                                       ----         ----         ---------       ---------            -------        ---------

Balance at December 31, 1996           $ 35         $ 84         $ 120,626       $  (8,081)           $29,212        $ 141,876
                                       ====         ====         =========       =========            =======        =========


          See accompanying Notes to Consolidated Financial Statements.

               SOUTHWESTERN FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      for the Year Ended December 31, 1996
                                 (In thousands)

                                  (As restated)

Cash flows from operating activities:
  Net income.....................................................................................      $   30,882
  Adjustments to reconcile net income to net cash provided (used) by operating activities:
    Adjustments relating to universal life and investment products:
      Interest credited to account balances......................................................          56,203
      Charges for mortality and administration...................................................         (50,689)
    Capitalization of deferred policy acquisition costs..........................................         (16,806)
    Amortization of intangibles, depreciation and accretion, net.................................          29,427
    Decrease in policy liabilities, accruals and other policyholder funds........................         (54,427)
    Decrease in accrued expenses and other liabilities...........................................          (7,477)
    Increase in notes and accounts receivable and accrued

      investment income..........................................................................          (3,000)
    Increase in taxes payable....................................................................           5,218
    Deferred income taxes........................................................................          12,847
    Equity in undistributed earnings of limited partnership......................................         (15,811)
    Net gains from sales of investments..........................................................            (516)
    Other, net...................................................................................           7,916
                                                                                                       ----------
      Net cash used by operating activities......................................................          (6,233)
                                                                                                       ----------
Cash flows from investing activities:
  Sales of fixed maturities available for sale...................................................         178,306
  Maturities and other redemptions of fixed maturities available for sale........................          20,893
  Sales and principal repayments of mortgages, real estate and other investments.................          61,965
  Distributions from limited partnership.........................................................          53,520
  Purchases of fixed maturities available for sale...............................................        (323,585)
  Purchases of other investments.................................................................            (694)
                                                                                                       ----------
      Net cash used by investing activities......................................................          (9,595)
                                                                                                       ----------
Cash flows from financing activities:
  Receipts from interest sensitive products credited to policyholders' account balances..........          99,409
  Return of policyholders' account balances on interest sensitive products.......................        (117,806)
  Reduction of notes payable.....................................................................            (250)
                                                                                                       ----------
      Net cash used by financing activities......................................................         (18,647)
                                                                                                       ----------
Decrease in cash and short-term investments......................................................         (34,475)
Cash and short-term investments at beginning of period...........................................         196,370
                                                                                                       ----------
Cash and short-term investments at end of year...................................................      $  161,895
                                                                                                       ==========

Supplemental disclosures:
  Income taxes paid..............................................................................      $       84
  Interest paid..................................................................................          12,714
Non-cash financing activities:
  Preferred stock issued as dividends............................................................           2,754


          See accompanying Notes to Consolidated Financial Statements.

             SOUTHWESTERN FINANCIAL CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              December 31, 1996
            (Data with respect to December 31, 1995 is unaudited)
                                (In thousands)

                                (As restated)

1.       BASIS OF PRESENTATION

On December 14, 1995 (the acquisition date), Southwestern Financial Corporation ("SWF" the "Company"), a newly organized corporation, was formed by PennCorp Financial Group, Inc. (PennCorp) and Knightsbridge Capital Fund I, L.P. (Knightsbridge). Its wholly-owned subsidiary, Southwestern Life Acquisition Corp. (SLAC), was formed to acquire from I.C.H. Corporation (ICH), Southwestern Life Insurance Company (Southwestern Life) and its wholly-owned subsidiary, Constitution Life Insurance Company (Constitution) and its 83% owned subsidiary, ICH Funding Corp. (ICH Funding), and Union Bankers Insurance Company (Union Bankers) and its wholly-owned subsidiary, Marquette National Life Insurance Company (Marquette). In addition, a wholly-owned subsidiary of SWF acquired from ICH substantially all of the assets and liabilities of Facilities Management Installation, Inc. (FMI), which had provided management services to ICH's insurance companies. The acquisition was accounted for as a purchase in accordance with generally accepted accounting principles (GAAP) and, accordingly, the purchase price was allocated to assets and liabilities acquired based on estimates of their fair value as of the acquisition date, which became the new cost basis. Subsequently, the insurance companies were reorganized such that Constitution became the parent of Southwestern Life and Union Bankers.

SWF and its subsidiaries market and underwrite a broad range of life insurance, annuities and accident and health products to individuals through a sales force of independent agents. The insurance subsidiaries are licensed to write business in 48 states, the District of Columbia and Guam. Approximately 24% of the total direct premium of the Company's insurance subsidiaries was generated from business written in Texas. No other states accounted for more than 10% of the direct premium of the Company in 1996.

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and ICH Funding. Minority interest in ICH Funding, totaling $1,486 and $1,174 at December 31, 1996 and 1995, respectively, are included in accrued expenses and other liabilities. All significant intercompany accounts and transactions have been eliminated.

The financial statements and certain notes thereto have been restated as discussed in Note 19.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Accounts that the Company deems to be acutely sensitive to changes in estimates include deferred policy acquisition costs, future policy benefits, policy and contract claims and present value of insurance in force. In addition, the Company must determine requirements for disclosure of contingent assets and liabilities as of the date of the financial statements based upon estimates. In all instances, actual results could differ from estimates.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)      Investments

                  Fixed maturity and equity securities classified as available for sale are recorded at fair value, as they may be sold in response to changes in interest rates, prepayment risk, liquidity needs, the need or desire to increase income or capital and other economic factors. Changes in unrealized gains and losses related to securities available for sale are recorded as a separate component of shareholders' equity, net of applicable taxes and amount attributable to deferred policy acquisition costs and present value of insurance in force related to universal life and investment-type products. Mortgage-backed securities are amortized using the interest method including anticipated prepayments at the date of purchase. Significant changes in estimated cash flows from original assumptions are reflected in the period of such change. Mortgage loans on real estate are recorded at cost, adjusted for amortization of premium or discount and provision for loan losses, if necessary. Policy loans are recorded at cost. Short-term investments purchased with maturities generally less than three months are recorded at cost, which approximates market. All short-term investments are considered to be cash equivalents.

                  Real estate, substantially all of which was acquired through foreclosure, is recorded at the lower of fair value, minus estimated costs to sell, or cost. If the fair value of the foreclosed real estate minus estimated costs to sell is less than cost, a valuation allowance is provided for the deficiency. Increases in the valuation allowance are charged to income.

                  Investment in a limited partnership is reflected on the equity method.

                  Collateral loans are carried at their aggregate unpaid principal balances.

                  The Company regularly evaluates investments based on current economic conditions, past credit loss experience and other circumstances. A decline in net realizable value that is other than temporary is recognized as a realized investment loss and a reduction in the cost basis of the investment. The Company discounts expected cash flows in the computation of net realizable value of its investments, other than certain mortgage-backed securities. In those circumstances where the expected cash flows of residual interest and interest-only mortgage-backed securities, discounted at a risk-free rate of return, result in an amount less than the carrying value, a realized loss is reflected in an amount sufficient to adjust the carrying value of a given security to its fair value.

                  Realized investment gains and losses and declines in value which are other than temporary, determined on the basis of specific identification, are included in the determination of net income.

(b)      Insurance Revenue Recognition

                  Accident and health insurance premiums are recognized as revenue ratably over the time period to which premiums relate. Revenues from traditional life insurance policies represent premiums which are recognized as earned when due. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the lives of the policies. This association is accomplished by means of the provision for liabilities for future policy benefits and the deferral and amortization of policy acquisition costs.

                  Revenues for interest sensitive products such as universal life and annuity contracts represent charges assessed against the policyholders' account balance for the cost of insurance, surrenders and policy administration. Benefits charged to expenses include benefit claims incurred during the period in excess of policy account balances and interest credited to policy account balances.

(c)      Policy Liabilities and Accruals

                  Liabilities for future policy benefits for traditional life products generally have been computed on the net level premium method, based on estimated future investment yield, mortality, and withdrawals. For accident and health products, liabilities for future policy benefits are established equal to the excess of the present value of future benefits to or on behalf of policyholders over discounted net future premiums. Estimates used are based on the Company's experience adjusted to provide for possible adverse deviation. These estimates are periodically reviewed and compared with actual experience. Liabilities for future policy benefits for interest sensitive products include the balance that accrues to the benefit of the policyholders and amounts that have been assessed to compensate the life insurance subsidiaries for services to be provided in the future.

                  Policy and contract claims represent estimates of reported claims and claims incurred but not reported based on experience.

(d)      Accounts and Notes Receivable

                  Accounts and notes receivable consist primarily of agents' balances and premium receivable from agents and policyholders. Agents' balances are partially secured by commissions due to agents in the future and premiums receivable are secured by policy liabilities. An allowance for doubtful accounts is established, based upon specific identification and general provision, for amounts which the Company estimates will not ultimately be collected.

(e)      Deferred Policy Acquisition Costs

                  Estimated costs of acquiring new business which vary with, and are primarily related to, the production of new business, have been deferred to the extent that such costs are deemed recoverable from future revenues. Such estimated costs include commissions and certain costs of policy issuance and underwriting. Costs deferred on accident and health and traditional life policies are amortized, with interest, over the anticipated premium-paying period of the related policies in proportion to the ratio of annual premium revenue to expected total premium revenue to be received over the life of the policies. Expected premium revenue is estimated by using the same mortality, morbidity and withdrawal assumptions used in computing liabilities for future policy benefits. For interest sensitive products and limited pay life products, policy acquisition costs are amortized in relation to the emergence of anticipated gross profits over the life of the policies.

(f)      Present Value of Insurance In Force

                  The present value of insurance in force represents the anticipated gross profits to be realized from future revenues on insurance in force at the date such insurance was purchased, discounted to provide an appropriate rate of return and amortized, with interest, based on policy liability or contract rate, over the years that such profits are anticipated to be received in proportion to the estimated gross profits.

(g)      Deferred Debt Issuance Costs

                  Deferred debt issuance costs, which are included in other assets, represent costs incurred in connection with obtaining long-term debt financing which have been capitalized and are being amortized on an interest yield method over the terms of the respective debt. Deferred costs totaled $3,309 and $4,110 which are net of accumulated amortization of $801 and $0 at December 31, 1996 and 1995, respectively.

(h)      Costs in Excess of Net Assets Acquired

                  Costs in excess of the fair value of net assets acquired are amortized on a straight-line basis over 30 years. Accumulated amortization totaled $4,130 and $0 at December 31, 1996 and 1995, respectively.

(i)       Business Combinations

                  Business combinations accounted for as a purchase result in the allocation of the purchase consideration to the fair values of the assets and liabilities acquired establishing such fair values as the new accounting bases. Purchase consideration in excess of the fair value of net assets acquired is allocated to "costs in excess of net assets acquired." Should the fair value of the net assets acquired exceed the purchase consideration, such excess is utilized to reduce certain intangible assets, primarily "present value of insurance in force." Allocation of purchase price is performed in the period in which the purchase is consummated and may be preliminary as of the acquisition date. Adjustments resulting from completion of the purchase allocation process will affect the value of the assets and liabilities acquired.

(j)      Property and Equipment

                  These assets consist of electronic data processing equipment, furniture, and other equipment, and are carried at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of these assets.

(k)      Recoverability of Long-lived Assets

                  The Company continually monitors long-lived assets and certain intangible assets, such as costs in excess of net assets acquired and present value of insurance in force, for impairment. An impairment loss is recorded in the period in which the carrying value of the assets exceeds the fair value or expected future cash flows. Any amounts deemed to be impaired are charged, in the period in which such impairment was determined, as an expense against earnings. For the period presented there was no charge to earnings for the impairment of long-lived assets.

(l)      Income Taxes

                  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to (i) temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and (ii) operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(m)      Reinsurance

                  Financial reinsurance that does not transfer significant insurance risk is accounted for as a deposit and is reflected as a component of due from reinsurers. The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsurance policies. Balances due to, or from, reinsurers have been reflected as assets and liabilities rather than being netted against the related account balances.

3.       INVESTMENTS

Investments in a single entity, other than obligations of the U.S. Government or agencies thereof, totaling in excess of 10% of total shareholders equity at December 31, 1996 and 1995 are listed below:

                                                                     1996                              1995
                                                       --------------------------------- -----------------------------
                                                                     PERCENT OF                       PERCENT OF
                                                       CARRYING      SHAREHOLDERS'       CARRYING     SHAREHOLDERS'
                                                       VALUE         EQUITY              VALUE        EQUITY
                                                       ------------- ------------------- ------------ ----------------
James M. Fail and Stone Capital, Inc. (formerly
   CFSB Corp.) Collateral loans .....................    $ 21,308          14.7%           $ 41,308         32.6%
Fund America Investors Corp., Ser. 93-C,
  Class B Certificates ..............................      16,250          11.2              10,908          8.6
GSSW Limited Partnership.............................          --            --              39,600         31.2

The amortized cost and estimated fair value of investments in fixed maturities available for sale at December 31, 1996 and 1995 by categories of securities are as follows:

                                                                               GROSS           GROSS           ESTIMATED
                                                               AMORTIZED       UNREALIZED      UNREALIZED      FAIR
                                                               COST            GAINS           LOSSES          VALUE
                                                              -------------- --------------- --------------- -------------
December 31, 1996:
    Mortgage-backed securities..................                 $  609,593       $ 8,153        $ (7,304)      $  610,442
    U.S. Treasury securities and obligations of
      U.S. Government corporations and agencies.                     49,598           224            (343)          49,479
    Debt securities issued by states of the United States
       and political subdivisions of the states.                     15,226            --            (388)          14,838
    Debt securities issued by foreign governments                    22,698           176            (870)          22,004
    Corporate debt securities...................                    573,392         1,429         (16,314)         558,507
                                                                 ----------       -------        --------       ----------
      Total fixed maturities available for sale.                 $1,270,507       $ 9,982        $(25,219)      $1,255,270
                                                                 ==========       =======        ========       ==========

                                                                               GROSS           GROSS           ESTIMATED
                                                               AMORTIZED       UNREALIZED      UNREALIZED      FAIR
                                                               COST            GAINS           LOSSES          VALUE
                                                              -------------- --------------- --------------- -------------
December 31, 1995:
    Mortgage-backed securities..................                $  489,810       $ 1,222         $ (615)       $  490,417
    U.S. Treasury securities and obligations of
      U.S. Government corporations and agencies.                    39,375           168             --            39,543
    Debt securities issued by states of the United States

       and political subdivisions of the states.                    15,812            --             --            15,812
    Debt securities issued by foreign governments                   18,518           212             --            18,730
    Corporate debt securities...................                   602,209         2,805            (38)          604,976
                                                                ----------       -------         ------        ----------
      Total fixed maturities available for sale.                $1,165,724       $ 4,407         $ (653)       $1,169,478
                                                                ==========       =======         ======        ==========

Included in fixed maturities available for sale at December 31, 1996 and 1995 are investments with a fair value of $78,118 and $103,284, respectively, which are not publicly traded. Included in fixed maturities available for sale at December 31, 1996 and 1995, are below investment-grade securities with amortized costs of $40,177 and $65,475, respectively, and fair values of $39,955 and $66,253, respectively.

The Company had non-income producing investments at December 31, 1996 with an amortized cost and fair value as follows:

    ------------------------------------------------------------------------------------------------------------------
                                                                                             AMORTIZED        FAIR
                                                                                             COST             VALUE
                                                                                            --------------------------
    Fixed maturities.................................................................          $    571      $    405
    Equity securities................................................................               434           620
    Mortgage loans...................................................................             1,141         1,141
    Real estate......................................................................             7,649         7,649
    Other investments................................................................               992         1,618
                                                                                               --------      --------
                                                                                               $ 10,787      $ 11,433
                                                                                               ========      ========

At December 31, 1996 net unrealized appreciation of equity securities of $170 consisted of gross unrealized gains of $207, less unrealized losses of $37. At December 31, 1995 net unrealized depreciation of $24 consisted of gross unrealized gains of $21, less unrealized losses of $45.

Following is an analysis of net gains (losses) from sale of investments for the year ended December 31, 1996:

  Fixed maturities...............................................................................      $  1,385
  Equity securities..............................................................................           (43)
  Other investments..............................................................................         1,736
  Real estate....................................................................................          (125)
  Mortgage loans.................................................................................        (2,437)
                                                                                                       --------
                                                                                                       $    516
                                                                                                       ========

For the year ended December 31, 1996, net realized gains on sale of fixed maturities consisted of gross gains of $2,923 and gross losses of $1,538.

Following are changes in unrealized appreciation (depreciation) on investments for the year ended December 31, 1996:

Investments carried at fair value:
  Fixed maturities...............................................................................      $ (18,991)
  Equity securities..............................................................................            194
  Other investments..............................................................................          1,652
                                                                                                       ---------
                                                                                                         (17,145)
Less effect on other balance sheet accounts:
  Value of business acquired and deferred acquisition costs......................................          1,362
  Deferred income taxes..........................................................................          5,524
  Minority interest in unrealized losses.........................................................           (235)
                                                                                                       ---------
Change in unrealized investment gains and losses.................................................      $ (10,494)
                                                                                                       =========


The amortized cost and estimated fair value of fixed maturities at December 31, 1996, by contractual maturity, are shown below:

                                                                                             AMORTIZED      ESTIMATED
                                                                                               COST         FAIR VALUE
                                                                                             ----------     ----------
Available for sale:
   Due in one year or less.......................................................            $   25,515     $   25,510
   Due after one year through five years.........................................               126,895        126,285
   Due after five years through ten years........................................               250,592        245,188
   Due after ten years...........................................................               257,912        247,845
                                                                                             ----------     ----------
                                                                                                660,914        644,828
   Mortgage-backed securities....................................................               609,593        610,442
                                                                                             ----------     ----------
                                                                                             $1,270,507     $1,255,270
                                                                                             ==========     ==========

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

Investments with a fair value of $121,617 and $146,888 were on deposit with certain regulatory authorities at December 31, 1996 and 1995, respectively.

Major categories of net investment income for the year ended December 31, 1996 consist of the following:

--------------------------------------------------------------------------------------------------------------------
Fixed maturities.................................................................................      $  87,348
Equity securities................................................................................             58
Mortgage loans...................................................................................         11,156
Policy loans.....................................................................................          8,011
Short-term investments...........................................................................          7,738
Collateral loans.................................................................................          2,947
Real estate......................................................................................          3,956
Investments held in trust under reinsurance treaty(a)............................................         12,130
Other investments................................................................................          1,503
Investment expenses..............................................................................         (6,155)
                                                                                                       ---------
                                                                                                       $ 128,692
                                                                                                       =========

------------------------

(a) Investments held in trust by a reinsurer with carrying values of $121,016 and $133,742 as of December 31, 1996 and 1995, respectively, are included in amounts due from reinsurers (see Note 12).

At December 31, 1996 and 1995 the Company held mortgage loans principally involving commercial real estate with carrying values and estimated fair values of $59,993 and $99,969, respectively, net of an allowance for losses of $1,000 at December 31, 1996. The average outstanding loan balances are approximately $955 and $1,134 at December 31, 1996 and 1995, respectively. At December 31, 1996 mortgage loan investments were concentrated in the following states:

                                                                                                  PERCENT OF TOTAL
                                                                      CARRYING VALUE               CARRYING TOTAL
                                                                      --------------              ----------------
         Texas.......................................................    $ 30,319                         50.5%
         Illinois....................................................       7,657                         12.8
         Oklahoma....................................................       5,631                          9.4
         Florida.....................................................       3,161                          5.3
         Kansas......................................................       3,105                          5.2
         All other...................................................      10,120                         16.8
                                                                         --------                        -----
         Balance, end of period......................................    $ 59,993                        100.0%
                                                                         ========                        =====

4.       INVESTMENT IN GSSW LIMITED PARTNERSHIP

At December 31, 1995, the limited partnership investment represented a 50% interest in a partnership, GSSW, L.P. (GSSW) formed to acquire through auction certain mortgage loans and real estate formerly held by failed savings and loan associations. Effective December 31, 1996, GSSW liquidated the general partner interests through distribution of certain assets at fair value, sold substantially all remaining investments and utilized the proceeds to buy the limited partnership interest not owned by the Company. As a result of these transactions, the Company became the parent of GSSW, realized earnings on GSSW of $13,171, received net cash distributions of $47,520 and paid PennCorp, a shareholder, a fee of $1,000 as guarantor in GSSW's sale of assets.

Following is an analysis of the investment in the GSSW limited partnership for the year ended December 31, 1996:

Balance, beginning of period.....................................................................      $  39,600
Equity in operating earnings during year.........................................................          3,640
Equity in earnings on transactions at December 31, 1996..........................................         13,171
Distributions during year........................................................................         (6,000)
Net distributions at December 31, 1996...........................................................        (47,520)
                                                                                                       ---------
Balance, end of period...........................................................................      $   2,891
                                                                                                       =========

At December 31, 1996, the accounts of GSSW are consolidated into the accompanying consolidated balance sheet.

5.       BUSINESS SEGMENT INFORMATION

The Company's only reportable segment is life insurance. Within the life insurance segment, the Company and its subsidiaries are principally engaged in the sale and underwriting of individual life and health insurance, and accumulation products, principally annuities.

Assets and related investment income are allocated based upon related insurance reserves which are backed by such assets. Other operating expenses are allocated to each segment based on a number of assumptions and estimates generally in relation to the mix of related revenues. Total revenues and income before income taxes by product for the year ended December 31, 1996 are as follows:

      Total revenues:
         Individual life products................................................................      $ 165,443
         Individual health products..............................................................        137,391
         Accumulation products...................................................................         44,427
         Corporate and eliminations..............................................................          6,298
                                                                                                       ---------
                                                                                                       $ 353,559
                                                                                                       =========
      Income before income taxes:
         Individual life products................................................................      $  27,738
         Individual health products..............................................................         18,744
         Accumulation products...................................................................         16,118
         Corporate and eliminations..............................................................        (13,569)
                                                                                                       ---------
                                                                                                       $  49,031
                                                                                                       =========

Total assets by product as of December 31, 1996 and 1995 are as follows:

------------------------------------------------------------------------------------------------------------------
                                                                                               1996       1995
                                                                                           ----------  ----------
Total assets:
  Individual life products.......................................................          $1,201,302  $1,203,181
  Individual health products.....................................................             332,118     292,942
  Accumulation products..........................................................             486,910     520,656
  Corporate and eliminations.....................................................             187,562     194,680
                                                                                           ----------  ----------
                                                                                           $2,207,902  $2,211,459
                                                                                           ==========  ==========

6.       POLICY LIABILITIES AND ACCRUALS

For interest sensitive life products and annuity products, the liability for future policy benefits is equal to the accumulated fund value. Fund values are equal to the excess premium received and interest credited to the fund value less deductions for mortality costs and expense charges. Current interest rates credited range from 4% to 8%. Mortality costs and expense charges are established by the Company based upon its experience and cost structure.

For traditional life products, the liability for future policy benefits has been computed by the net level premium method based on estimated future investment yield, mortality, and withdrawal experience. Reserve interest assumptions are graded and range from 6.25% to 7.375%. For accident and health products, liabilities for future policy benefits are established equal to the excess of the present value of future benefits to or on behalf of policyholders over future net premiums discounted at interest rates ranging primarily from 6.5% to 8.0%. The future policy benefits of traditional life products and accident and health products are determined using mortality, morbidity and withdrawal assumptions that reflect the experience of the Company modified as necessary to reflect anticipated trends and to include provisions for possible unfavorable deviations. The assumptions vary by plan, year of issue and duration.

Policy and contract claims include provisions for reported claims in process of settlement, valued in accordance with the terms of the related policies and contracts, as well as provisions for claims incurred and unreported based on the Company's prior experience.

While management believes the estimated amounts included in financial statements for reserves and claims are adequate, such estimates may be more or less than the amounts ultimately paid when the claims are settled.


Total policy liabilities and accruals consist of the following:


                                                                                              DECEMBER 31,     DECEMBER 31,
                                                                                                  1996             1995
                                                                                              ------------     ------------
      Future policy benefits on traditional products:
        Traditional life insurance contracts...........................................        $  344,520       $  352,809
        Traditional annuity products...................................................           105,246          114,333
        Individual accident and health.................................................           104,071          132,091
        Unearned premiums..............................................................            30,342           33,026
                                                                                               ----------       ----------
          Total future policy benefits                                                            584,179          632,259
                                                                                               ----------       ----------

      Universal life and investment contract liabilities:
        Universal life and annuities...................................................         1,086,632        1,099,697
        Guaranteed investment contracts................................................             1,703            6,750
                                                                                               ----------       ----------
          Total universal and investment contract liabilities..........................         1,088,335        1,106,447
                                                                                               ----------       ----------

      Policy and contract claims.......................................................            55,011           62,140
      Other policyholder funds.........................................................            17,635           20,446
                                                                                               ----------       ----------

          Total policy liabilities and accruals........................................        $1,745,160       $1,821,292
                                                                                               ==========       ==========

The following table presents information on changes in the liability for policy and contract claims for the year ended December 31, 1996:

Policy and contract claims at January 1..........................................................      $ 62,140
Less reinsurance recoverables....................................................................           118
                                                                                                       --------
  Net balance at January 1.......................................................................        62,022
                                                                                                       --------
Add claims incurred, net of reinsurance related to:
  Current year...................................................................................        91,496
  Prior years....................................................................................        (2,646)
                                                                                                       --------
                                                                                                         88,850
                                                                                                       --------
Deduct claims paid, net of reinsurance related to:
  Current year...................................................................................        52,240
  Prior years....................................................................................        43,774
                                                                                                       --------
                                                                                                         96,014
                                                                                                       --------
Policy and contract claims, net of related reinsurance recoverables at December 31                       54,858
Plus reinsurance recoverables....................................................................           153
                                                                                                       --------
Policy and contract claims at December 31........................................................      $ 55,011
                                                                                                       ========

As a result of changes in estimates of insured events in prior years, the liability for policy and contract claims decreased, net of reinsurance, by $2,646 in 1996.

7.       NOTES PAYABLE

The outstanding principal amounts of notes payable at December 31, 1996 and 1995 consist of the following:

                                                                                              1996       1995
                                                                                           ---------  --------
Revolving bank debt..............................................................          $  95,000  $ 95,000
Bank debt with quarterly principal requirements                                               24,750    25,000
Convertible subordinated notes issued to ICH for

  acquisition of insurance subsidiaries..........................................             40,000    40,000
                                                                                           ---------  --------
                                                                                           $ 159,750  $160,000
                                                                                           =========  ========

Interest costs under the revolving bank debt totaled $8,128 for the year ended December 31, 1996. The interest rate of the debt is based on, at the Company's option, either a floating rate (based on the base rate of the First National Bank of Chicago) plus a margin of 1.75% or a Eurodollar rate (based on the London Interbank Offered Rate or LIBOR) plus a margin of 2.75%. At December 31, 1996, the effective rate of the revolving loan was approximately 8.3%.

Interest costs under the bank term debt totaled $2,250 for the year ended December 31, 1996. The interest rate of the term debt is based on, at the Company's option, either a floating rate (based on the base rate of the First National Bank of Chicago) plus a margin of 2.25% or a Eurodollar rate (based on LIBOR) plus a margin of 3.25%. At December 31, 1996, the effective rate of the term loans was approximately 8.8%.

As part of the consideration for the acquisition of Southwestern Life, Union Bankers, Constitution and Marquette from ICH, the Company issued to ICH a $40,000 aggregate principal amount of SWF's 7.0% Convertible Subordinated Notes due 2005. The notes are convertible into an aggregate 3,200,000 shares of common stock of SWF, of which 800,000 will be Class B non-voting common stock. In the aggregate the shares upon conversion represent approximately 21.2% of SWF's fully diluted shares at closing before giving effect to certain warrants outstanding. On June 15, 1997, SWF will either (i) offer to repurchase any and all notes then outstanding at 100% of the principal amount thereof plus accrued and unpaid interest to the repurchase date (the "Interim Repurchase Offer") or
(ii) reset the interest rate on the Convertible Notes, immediately after such adjustment, to have a bid price equal to 100% of the principal amount. If SWF makes the Interim Repurchase Offer, there will be no interest rate reset on any Convertible Notes not tendered to SWF for purchase pursuant to the Interim Repurchase Offer. The Convertible Notes are unsecured obligations and are subordinate in right of payment to SWF's bank debt and all of the indebtedness of SWF. Interest costs under the Convertible Notes totaled $2,800 for the year ended December 31, 1996. The Company agreed to maintain sufficient cash and cash equivalents to fund the interest payments on the Convertible Notes for the first three years. At December 31, 1996 and December 31, 1995, restricted cash and short-term investments totaled $5,959 and $8,400, respectively.

The Company has pledged the stock of certain of its insurance subsidiaries as collateral under the bank credit facilities. In addition, the bank loans contain a number of covenants. These prohibit the Company from paying cash dividends on its preferred or common stock without the banks' consent. In addition, except for transactions in the ordinary course of business, the Company and its subsidiaries can not loan or borrow monies, acquire assets in excess of specified limits, grant liens or generally take any other action which would result in any material change in the Company or its subsidiaries without prior written consent of such banks. The Company is also required to maintain a specified minimum net worth and comply with certain financial ratios. The Company was in compliance with all applicable covenants as of December 31, 1996.

In conjunction with the bank debt, the Company entered into interest rate protection agreements in the form of a series of interest rate caps in the notional amount of $62,500 which expire May 1998. These entitle the Company to revenue should three-month LIBOR exceed the cap rate of 7.5%. At December 31, 1996, three-month LIBOR was 5.56%.

The aggregate maturities of notes payable during each of the five years after December 31, 1996 are as follows:

1997........................................................................   $   5,000
1998........................................................................      13,788
1999........................................................................      13,291
2000........................................................................      11,711
2001........................................................................      10,692
2002 and thereafter.........................................................     105,268
                                                                               ---------
                                                                               $ 159,750
                                                                               =========

8.       PREFERRED AND COMMON STOCK

On December 14, 1995, the Company issued 210,000 shares of Series A preferred stock with a liquidation value of $21,000. The Series A preferred stock accrues dividends at a rate of 10.0% per annum, compounded quarterly and is mandatorily redeemable at December 31, 2005. Dividends on the Series A preferred stock are payable in cash, or at SWF's option, are payable in kind. The Series A preferred stock is not redeemable at the option of the Company but at maturity will be required to be redeemed for approximately $56 million in cash assuming no cash dividend distributions. If the Company fails to satisfy its mandatory redemption obligation, the holders of the Series A preferred stock will be entitled to elect 49.0% of the members of the Board of SWF and, upon receipt of regulatory approval, a majority of the directors of SWF. The Series A preferred stock is senior preferred stock. The holders of the Series A preferred stock are entitled to class voting rights under certain circumstances, including in connection with a merger of SWF or a sale of all or substantially all its assets or the authorization or issuance of senior or pari passu preferred stock, and as otherwise provided by law. For the year ended December 31, 1996, 21,900 additional shares were issued with a redemption value of $2,190 in lieu of cash to satisfy dividend requirements.

In addition, certain of PennCorp's insurance subsidiaries purchased $10,000 liquidation value of 5.5% Mandatorily Redeemable Preferred Stock, par value $0.01 per share (the 5.5% Preferred Stock) of SLAC, a wholly-owned subsidiary of SWF. During 1996 SLAC was dissolved and the 5.5% Preferred Stock was exchanged for 5.5% Preferred Stock of Southwestern Life Companies, Inc. (SLC), also a wholly-owned subsidiary of SWF. The 5.5% Preferred Stock accrues dividends payable in cash or, subject to certain conditions, through the issuance of additional shares of 5.5% Preferred Stock. The 5.5% Preferred Stock is not subject to optional redemption and matures on December 31, 2005. If SLC fails to satisfy its mandatory redemption obligation or if dividends payable on the 5.5% Preferred Stock are in arrears for four or more quarterly dividend periods, the holders of the 5.5% Preferred Stock will be entitled to elect 49.0% of the members of the Board of Directors of SLC and, upon receipt of regulatory approval, a majority of the Board of Directors of SLC. The 5.5% Preferred Stock is the only preferred stock of SLC authorized for issuance. The holders of the 5.5% Preferred Stock are entitled to class voting rights under certain circumstances, including in connection with a merger of SLC or a sale of all or substantially all its assets or the authorization or issuance of senior pari passu preferred stock, and as otherwise provided by law. For the year ended December 31, 1996, 59 additional shares were issued with a redemption value of $590 in lieu of cash to satisfy dividend requirements of $564 in 1996 and $26 in 1995.

In conjunction with the acquisition of its insurance subsidiaries on December 14, 1995, SWF issued warrants to the shareholders of SWF for the purchase of up to an additional 1,785,000 shares of Class B voting common stock at an exercise price of $10.00 per share. The warrants are exercisable at any time until their expiration on December 15, 2005.

9.       INCOME TAXES

The Company and its non-insurance subsidiaries file a consolidated federal income tax return. The Company's life insurance subsidiaries also file federal income tax returns as a consolidated group.

Total income taxes for the year ended December 31, 1996 are as follows:

------------------------------------------------------------------------------------------------
Current  ....................................................................      $    5,302
Deferred . ..................................................................          12,847
                                                                                   ----------
                                                                                   $   18,149
                                                                                   ==========

Income taxes computed using the prevailing corporate tax rate of 35% are reconciled to the Company's actual income tax expense attributable to income for the year ended December 31, 1996, as follows:

    ------------------------------------------------------------------------------------------
     Tax expense computed at statutory rate..................................     $ 17,161
     Amortization of costs in excess of net assets acquired..................        1,445
     Change in deferred tax asset valuation allowance........................         (183)
     Other...................................................................         (274)
                                                                                  --------
                                                                                  $ 18,149
                                                                                  ========

Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to the deferred tax assets (liabilities) at December 31, 1996 and 1995 relate to the following:

-----------------------------------------------------------------------------------------------------------------
                                                                                              1996       1995
                                                                                           ---------  ---------
Deferred tax assets:
  Deferred policy acquisition costs..............................................          $  10,407  $  12,334
  Future policy benefits.........................................................            112,408    132,330
  Invested assets, subject to capital gains treatment............................             16,770     18,446
  Unrealized loss................................................................              4,224         --
                                                                                           ---------  ---------
                                                                                             143,809    163,110
                                                                                           ---------  ---------
Deferred tax liabilities:
  Present value of insurance in force............................................            (24,967)   (40,541)
  Other assets and liabilities...................................................            (50,280)   (45,201)
  Unrealized gain................................................................                 --     (1,300)
                                                                                           ---------  ---------
                                                                                             (75,247)   (87,042)
                                                                                           ---------  ---------
  Net deferred tax asset.........................................................             68,562     76,068
  Valuation allowance............................................................            (20,608)   (20,791)
                                                                                           ---------  ---------
                                                                                           $  47,954  $  55,277
                                                                                           =========  =========

The valuation allowance at December 31, 1996, is attributable to deferred tax assets principally arising from differences in the book and tax bases of invested assets subject to capital gains treatment that existed as of the date of acquisition of the company's insurance subsidiaries. To the extent that income tax benefits relative to such tax assets are ultimately realized, the reduction in the related valuation allowance would be allocated to reduce costs in excess of net assets acquired.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon those considerations, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at December 31, 1996.

At December 31, 1996, the Company has net operating loss carryovers available of $561 related to the non-life consolidated return, of which $250 expires in 2010 and $311 expires in 2011.

10.      DEFERRED POLICY ACQUISITION COSTS AND PRESENT VALUE OF INSURANCE IN
         FORCE

Deferred policy acquisition costs represent commissions and certain costs of policy issuance and underwriting. Information relating to these costs for the year ended December 31, 1996 is as follows:

Policy acquisition costs deferred:
  Commissions................................................................      $ 11,810
  Underwriting and issue costs...............................................         4,996
Released by 80% coinsurance of Medicare business (see Note 12)...............        (1,243)
Policy acquisition costs amortized...........................................          (503)
Unrealized investment loss adjustment........................................            35
                                                                                   --------
Unamortized deferred policy acquisition costs at period end..................      $ 15,095
                                                                                   ========

As part of the purchase accounting for the Company's acquisitions, a present value of insurance in force asset is established which represents the value of the right to receive future cash flows from insurance contracts existing at the date of acquisition. Such value is the actuarially determined present value of the projected cash flows from the acquired policies, discounted at an appropriate risk rate of return.

The methods used by the Company to value the health, life and annuity products purchased are consistent with the valuation methods used most commonly to value blocks of insurance business. It is also consistent with the basic methodology generally used to value insurance assets. The method used by the Company includes identifying the future cash flows from the acquired business, the risks inherent in realizing those cash flows, the rate of return the Company believes it must earn in order to accept the risks inherent in realizing the cash flows, and determining the value of the insurance asset by discounting the expected future cash flows by the discount rate the Company requires.

The discount rate used to determine such values is the rate of return required in order to invest in the business being acquired. In selecting the rate of return, the Company considered the magnitude of the risks associated with actuarial factors described in the following paragraph, cost of capital available to the Company to fund the acquisition, compatibility with other Company activities that may favorably affect future profits, and the complexity of the acquired company.

Expected future cash flows used in determining such values are based on actuarial determinations of future premium collection, mortality, morbidity, surrenders, operating expenses and yields on assets held to back policy liabilities as well as other factors. Variances from original projections, whether positive or negative, are included in income as they occur. To the extent that these variances indicate that future cash flows will differ from those included in the original scheduled amortization of the value of the insurance in force, current and future amortization may be adjusted. Recoverability of the value of insurance in force is evaluated annually and appropriate adjustments are then determined and reflected in the financial statements for the applicable period.

Information related to the present value of insurance in force for the year ended December 31, 1996 is as follows:

Balance at December 31, 1995..................................................     $ 115,831
Released by 80% coinsurance of Medicare business (see Note 12)................       (22,936)
Accretion of interest.........................................................         4,415
Amortization..................................................................       (27,304)
Unrealized investment loss adjustment.........................................         1,327
                                                                                   ---------
  Balance at December 31, 1996................................................     $  71,333
                                                                                   =========

Expected gross amortization, based upon current assumptions and accretion of interest at a policy liability or contract rate ranging from 0% to 6.6% for the next five years of the present value of insurance in force is as follows:

                                            BEGINNING            GROSS            ACCRETION             NET
                                             BALANCE         AMORTIZATION        OF INTEREST       AMORTIZATION
                                             -------         ------------        -----------       ------------
           1997...........................   $71,333           $ 15,749            $ 3,584           $ 12,165
           1998...........................    59,168             13,043              2,978             10,065
           1999...........................    49,103             10,317              2,491              7,826
           2000...........................    41,277              8,314              2,110              6,204
           2001...........................    35,073              6,977              1,802              5,175

11.      STATUTORY ACCOUNTING AND DIVIDEND RESTRICTIONS

Pursuant to the terms of the surplus debenture issued by Constitution to the benefit of SLC, a non-insurance subsidiary of SWF, Constitution may make principal and interest payments to the extent that Constitution's surplus, excluding the statutory carrying value of Southwestern Life and Union Bankers, exceeds $1,200. Constitution's surplus at December 31, 1996 was $177,510, of which $159,074 was attributable to its ownership of Southwestern Life and Union Bankers.

The Company's cash flow is derived principally from dividends and principal and interest payments owed on the surplus debenture by Constitution. The principal source of repayment of the surplus debenture is dividends from Constitution's subsidiaries, Southwestern Life and Union Bankers. Generally, the net assets of the insurance subsidiaries available for transfer to the Company are limited to the greater of the subsidiary net gain from operations during the preceding year or 10% of the subsidiary net statutory surplus as of the end of the preceding year as determined in accordance with accounting practices prescribed or permitted by insurance regulatory authorities. Payment of dividends in excess of such amounts would generally require approval by the regulatory authorities. Based upon Constitution's net gain from operations for the year ended December 31, 1996, approximately $19,000 of dividends could be paid to its parent without prior regulatory approval.

The insurance subsidiaries prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by their respective state insurance departments. Prescribed statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). Permitted statutory accounting practices encompass all accounting practices that are approved by insurance regulatory authorities; such practices differ from state to state, and may differ from company to company within a state, and may change in the future. Furthermore, the NAIC has a project to codify statutory accounting practices, the result of which is expected to constitute the only source of "prescribed" statutory accounting practices. Accordingly, that project, will likely change to some extent prescribed statutory accounting practices, and may result in changes to the accounting practices that insurance enterprises use to prepare their statutory financial statements.

Statutory capital and surplus of the Company's life insurance subsidiaries as reported to regulatory authorities at December 31, 1996 and 1995 totaled approximately $177,510 and $128,729, respectively. Statutory net income of the Company's life insurance subsidiaries as reported to regulatory authorities totaled $24,919 for the year ended December 31, 1996.

12.      REINSURANCE

In the normal course of business, the Company reinsures portions of certain policies that it underwrites to limit disproportionate risks. The Company retains varying amounts of individual insurance up to a maximum retention of $500 on any life. Amounts not retained are ceded to other insurance enterprises or reinsurers on an automatic or facultative basis.

Reinsurance contracts do not relieve the Company from its obligations to policyholders. Therefore, the Company is contingently liable for recoverable unpaid claims and policyholder liabilities ceded to reinsurers in the unlikely event that assuming reinsurers are unable to meet their obligations. The Company evaluates the financial condition of its reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. The effect of reinsurance on policy revenues earned and the related benefits incurred by such reinsurers for the year ended December 31, 1996 is as follows:

Direct policy revenues and amounts assessed against policyholders............     $ 255,352
Reinsurance assumed..........................................................         3,483
Reinsurance ceded............................................................       (61,923)
                                                                                  ---------
Net premiums and amounts earned..............................................     $ 196,912
                                                                                  =========

Policyholder benefits ceded..................................................     $  25,513
                                                                                  =========

Effective July 1, 1996, Union Bankers entered into reinsurance agreements with Cologne Life Reinsurance Company ("Cologne") to coinsure 80% of its Medicare supplement business in force on July 1, 1996 and to coinsure 80% of its Medicare policies issued on or after July 1, 1996. The Company recorded a deferred gain on the transaction of $53,893 as of July 1, 1996, which is being amortized into income over the life of the business. Since July 1, 1996, $6,445 of the deferred gain has been recognized and is included in other income. The Company is not subject to any negative experience adjustments if the ceded business is unprofitable; however, the Company may participate in a portion of future earnings from the ceded business after Cologne recovers its initial ceding commission plus interest at a specified rate. Union Bankers retained administration for the ceded block of business and is reimbursed by Cologne for administrative costs at the rate of 8.5% of ceded renewal premiums and 11.5% of ceded first year premiums.

Southwestern Life has ceded a block of annuities under a reinsurance agreement with Employees Reassurance Corporation (ERC). Such reinsurance is accounted for as a financing arrangement and is not reflected in the accompanying financial statements except for the risk fees paid to ERC. Statutory surplus provided by this treaty totaled $8,714 and $13,074 at December 31, 1996 and 1995, respectively. Risk fees paid to the reinsurer were 2% of the net amount of surplus provided and totaled $222 for the year ended December 31, 1996.

Amounts due from reinsurers included amounts due from ERC of $121,016 and $133,742 at December 31, 1996 and 1995, respectively. The underlying assets held by ERC had carrying values of $121,016 and $133,742 and fair values of $122,639 and $139,222 at December 31, 1996 and 1995, respectively.

13.      RETIREMENT AND PROFIT SHARING PLANS

The Company has a defined contribution retirement plan (Defined Contribution
Plan) for all employees who have attained age 21 and completed a year of service. Contributions to the Plan are made pursuant to salary deferral elections by participants in an amount equal to 1% to 15% of their annual compensation. In addition, the Company makes matching contributions in an amount equal to 50% of each participant's salary deferral to a maximum of 3% of annual compensation. The Defined Contribution Plan also provides for a discretionary employer profit sharing contribution, which is determined annually by the Board of Directors for the succeeding plan year. Profit sharing contributions are credited to participant's accounts on the basis of their respective compensation. Salary deferral contribution accounts are at all times fully vested, while matching contribution and profit sharing contribution accounts vest ratably from one to five years of service. All participant accounts are fully vested at death, disability or attainment of age 65. Payment of vested benefits under the Defined Contribution Plan may be elected by a participant in a variety of forms of payment. Expenses related to this plan for the years ended December 31, 1996 amounted to $696.

In addition, the Company has a bonus plan for certain key officers. The amount available to pay awards for any year is determined by a committee of senior executives of the Company and is subject to approval of the Board of Directors of the Company. Awards are based on the performance of the Company and the performance of eligible participants. The Company accrued or paid $1,700 under this plan during the year ended December 31, 1996.

The Company provides certain health care and life insurance benefits for retired employees. Employees meeting certain age and length of service requirements become eligible for these benefits. The Company's obligation for accrued postretirement health and welfare benefits is unfunded. Following is an analysis of the change in the liability for accrued postretirement benefits for the year ended December 31, 1996:


Accrued postretirement benefits, beginning of year..........................  $ 12,821
                                                                              --------
Recognition of components of net periodic postretirement benefit cost:
  Service cost..............................................................       244
  Interest cost.............................................................       834
                                                                              --------
  Net periodic postretirement benefit cost..................................     1,078
Benefit payments............................................................    (1,213)
                                                                              --------
Net change..................................................................      (135)
                                                                              --------
Accrued postretirement benefits, end of year................................  $ 12,686
                                                                              ========

The liability for accrued postretirement benefits includes the following at December 31, 1996:

Accumulated postretirement benefit obligation:
  Retirees..................................................................  $ 10,884
  Active eligible...........................................................     1,194
  Active ineligible.........................................................       831
                                                                              --------
                                                                                12,909
Unrecognized actuarial loss.................................................      (223)
                                                                              --------
Accrued postretirement benefits.............................................  $ 12,686
                                                                              ========

For measurement purposes, an 6.5% annual rate increase in the health care cost trend rate was assumed for 1997; the rate was assumed to decrease gradually to 4.5% by the year 2015 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement health care benefit obligation as of December 31, 1996 by $645 and the aggregate of the service and interest components of net periodic postretirement health care benefit cost for 1996 by $127. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.5%.

14.      RELATED PARTY TRANSACTIONS

The Company and its subsidiaries have management and services agreements with entities affiliated with Knightsbridge, a shareholder. In connection with an Advisory and Management Services Agreement with Knightsbridge Management, L.L.C., the Company pays an annual fee of $1,500 plus expenses. Each insurance subsidiary has an Investment Management Agreement with Knightsbridge Consultants, L.L.C. For the year ended December 31, 1996, fees incurred totaled $1,658.

The Company agreed to pay PennCorp, a shareholder, $1,000 in conjunction with the GSSW transaction (see Note 4).

15.      OTHER COMMITMENTS AND CONTINGENCIES

The Company and its subsidiaries are obligated under operating leases, primarily for office space. Rent expense, net of sublease income, was $2,058 in 1996.

Minimum lease commitments are:

1997.........................................................................     $ 1,720
1998.........................................................................         148
1999.........................................................................         148
2000.........................................................................         148
2001.........................................................................         136
                                                                                  -------
  Total minimum payments required............................................     $ 2,300
                                                                                  =======

The Company's office lease expires November 1997. The Company is currently negotiating a new ten year lease arrangement.

Certain lawsuits have been brought against the Company's life insurance subsidiaries in the normal course of the insurance business involving the settlement of various matters and seeking compensatory and in some cases punitive damages. Management believes that the ultimate settlement of all such litigation will not have a materially adverse effect on the Company's consolidated financial position or results of operation.

The life insurance companies are required to be members of various state insurance guaranty associations in order to conduct business in those states. These associations have the authority to assess member companies in the event that an insurance company conducting business in that state is unable to meet its policyholder obligations. In some states, these assessments can be partially recovered through a reduction in future premium taxes. The insurance subsidiaries paid assessments of $1,357 in 1996. Based on information currently available, the insurance subsidiaries have accrued $3,194 at December 31, 1996 for future assessments, net of future premium tax reductions.

16.      OTHER OPERATING INFORMATION

Underwriting and other administrative expenses for the year ended December 31, 1996 are as follows:

Non-deferrable commission expense.......................................      $ 22,437
Taxes, licenses and fees................................................         9,214
General and administrative expenses.....................................        39,241
Expense allowance on reinsurance ceded..................................        (5,782)
                                                                              --------
  Underwriting and other administrative expenses........................      $ 65,110
                                                                              ========

17.      FINANCIAL INSTRUMENTS

The following is a summary of the carrying value and estimated fair value of the Company's financial instruments at December 31, 1996 and 1995:

                                                                                  1996                           1995
                                                                        -------------------------      --------------------------
                                                                                        ESTIMATED                       ESTIMATED
                                                                         CARRYING         FAIR          CARRYING          FAIR
                                                                           VALUE          VALUE           VALUE           VALUE
                                                                        ----------     ----------      ----------      ----------
     Assets:
       Cash and short-term investments.............................     $  161,895     $  161,895      $  196,370      $  196,370
       Fixed maturities............................................      1,255,270      1,255,270       1,169,478       1,169,478
       Equity securities...........................................          1,129          1,129           2,149           2,149
       Mortgage loans..............................................         59,993         59,993          99,969          99,969
       Policy loans................................................        128,551        128,551         137,466         137,466
       Collateral loans............................................         21,308         21,308          41,308          41,308
       Investment in limited partnership...........................             --             --          39,600          39,600
       Other investments...........................................          5,553          5,553           6,879           6,879
       Interest rate cap...........................................            145             --             218              --
       Agent and premium receivables...............................         13,773         13,773           2,509           2,509
     Liabilities: .................................................
       Notes payable................................. .............        159,750        159,750         160,000         160,000
       Universal life and investment contract liabilities .........      1,088,335      1,088,335       1,106,447       1,106,447

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

   Cash and Short-term Investments, Agent and Premium Receivables: The carrying value of short-term investments and amounts receivable approximate their fair value due to the short-term maturity of these instruments.

   Fixed Maturities and Equities Available for Sale: Fair values for fixed maturities available for sale are based on quoted market prices, where available. For fixed maturities not actively traded, fair values are estimated using values obtained from independent pricing services or are estimated based on expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investments. The fair values for equity securities are based on quoted market prices.

   Mortgage and Collateral Loans: The fair values for mortgage and collateral loans are estimated using discounted cash flow analyses, based on interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations.

   Investment in limited partnership: Fair values of the Company's investments in limited partnership at December 31, 1995 is based on the estimated fair value of the partnership assets and liabilities, assuming a liquidation of the partnership and distribution of proceeds to the partners.

   Other Investments: The fair value of Company's investment in residual interests in mortgage-backed securities was obtained from an independent broker-dealer. The fair values of other miscellaneous invested assets have not been estimated due to their relative immateriality.

   Interest rate cap: The fair value of the interest rate cap is $0 as the current interest rate is below the cap rate.

   Policy Loans: Policy loans are an integral part of life insurance policies which the Company has in force and, in the Company's opinion, cannot be valued separately. These loans typically carry an interest rate that is tied to the crediting rate applied to the related policy and contract reserves.

   Notes Payable: Fair values of the Company's bank obligations approximate carrying values due to the variable interest structure. The fair value of the Company's note payable to ICH Corporation is based on the Company's implicit incremental borrowing rate from the fair value of the Company's bank obligations.

   Universal Life and Investment Contract Liabilities: The carrying value and fair values for the Company's liabilities under universal life and investment-type insurance contracts are the same as the interest rates credited to these products are periodically adjusted by the Company to reflect market conditions. The fair values of liabilities under all insurance contracts are taken into consideration in the overall management of interest rate risk, which minimizes exposure to changing interest rates through the matching of investment maturities with amounts due under insurance contracts.

18.      SUBSEQUENT EVENTS (UNAUDITED)

In early 1997, PennCorp entered into an agreement to acquire all of the outstanding SWF common stock held by Knightsbridge and certain other parties. Assuming completion of the transaction, SWF would become a wholly-owned subsidiary of PennCorp. The transaction is subject to the approval of the shareholders of PennCorp.

In August 1997, PennCorp acquired from ICH the Company's 7.0% Convertible Subordinated Notes in the aggregate principal amount of $40,000. In addition, the Company acquired from ICH the remaining 17% interest in ICH funding and certain other assets and released ICH from indemnification obligations relative to certain tax, litigation and other matters.

19.      RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

The Company has restated its financial statements for the year ended December 31, 1996. The restatement resulted from the Company reconsidering certain accounting practices.

The significant accounting practices incorporated in the restatement are as follows:

(i) the recognition of investment income (approximately $182 reduction in net income for the year ended December 31, 1996); and

(ii) the allocation of purchase consideration (approximately $99 increase in net income for the year ended December 31, 1996).